SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):
                       March 29, 2004 (February 17, 2004)


                             CAN-CAL RESOURCES LTD.
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              Exact Name of Registrant as Specified in its Charter)

            Nevada                       0-26669               88-0336988
------------------------------    ---------------------    --------------------
 (State or other jurisdiction     (Commission File No.)     (I.R.S. Employer
       of incorporation)                                    Identification No.)



     8224 Ocean Gate Way
     Las Vegas, Nevada                                               89128
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    (Address of Principal Executive Offices)                    (Zip Code)


       Registrant's telephone number, including area code: (702) 243-1849


                                 Not Applicable
--------------------------------------------------------------------------------
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)




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ITEM 5.  OTHER MATERIAL EVENTS.


A. ACQUISITION OF GOLD-SILVER PROPERTY IN MEXICO

On February 17, 2004 Can-Cal Resources Ltd. ("the Company") announced that its wholly owned Mexican subsidiary, Sierra Madre Resources S.A. de C.V. ("SMR"), acquired a 100 % interest in a gold-silver mineral concession, referred to as the Arco Project (the "Project"). The Project includes a land package of 463 hectares (approximately 1,140 acres), which is owned by a private Mexican individual (the "Concessionaire"). The Project is located in Durango State, approximately 120 kilometers north-northwest of the city of Durango, and lies in the Central Plateau Gold-Silver belt of the Sierra Madre Occidental, near the historic Silver-Lead-Zinc district of Tejamen.

SMR has acquired its 100% interest in the Project subject to a ninety days due diligence period, for which SMR has paid the Concessionaire $1,000. If SMR elects to proceed with the Project, it will be required to pay an additional $1,000 to the Concessionaire and make future minimum semi-annual advance royalty payments ("Advance Royalty"), ranging from $2,000 initially to a maximum of $4,000 after 4.5 years. If production commences on the Project, the Concessionaire will receive a quarterly net smelter returns production royalty ("Production Royalty"), ranging from 1% at gold prices less than $300 to a maximum of 6% at gold prices of $450 or higher. SMR will be permitted to deduct all Advance Royalty payments against any future Production Royalty payments, on an unlimited carry-forward basis. In addition, SMR will be permitted to recoup all of its development capital expenditures from the Project's net operating cash flow, before being required to make any Production Royalty payments. During the recoupment period, the periodic Advance Royalty payments will be doubled. When the sum of all payments to the Concessionaire amounts to $3.5 million, SMR will obtain title to the Arco concession and be relieved of making any further payments to the Concessionaire.

Initial geological work indicates that the Project is a low-sulfidation epithermal gold-vein occurrence in Upper Series rhyolite formation. Typically, it is the underlying andesite formations that are mineralized in Mexico. The fact that the veins occur in the rhyolite formation is unusual and indicates the potential for wider and stronger vein structures in the underlying Lower Series andesite formation. Limited surface chip sampling has returned encouraging gold values. Although the exposed surface veins are narrow (from 2 to 100 centimeters for individual veins in zones of up to 20 meters), they have a strike length of over 2 kilometers and form vein swarms, suggesting that the veins may thicken at depth in the underlying andesite series rocks.

SMR plans to initiate exploration activities in April at the Project, including a mapping, sampling and trenching program, leading to a first phase drilling program to test the significant and unusual vein outcropping in the Upper Series rhyolite formation and the implications this may have on the potential for more robust vein structures in the underlying andesite formation.


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B. CANCELLATION OF THE EL COLOMO PROJECT LETTER OF INTENT

Can-Cal Resources Ltd. ("the Company") announced that its wholly owned Mexican subsidiary, Sierra Madre Resources S.A. de C.V. ("SMR"), has received a letter of cancellation of the El Colomo Project Letter of Intent ("LOI") from Golden Anvil S.A. de C.V. ("Golden Anvil"). Pursuant to the terms of the LOI, which was signed in December 2003, Golden Anvil's authorization of the final joint operating agreement ("Agreement") was subject to the approval of the Golden Avnil shareholders at its 2004 annual shareholders meeting. In the letter of cancellation, Golden Anvil advised SMR that the resolution to approve the Agreement was rejected by a majority vote of its shareholders at the meeting.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CAN-CAL RESOURCES LTD.


Dated: March 29, 2004                  By:   /s/ Anthony F. Ciali
                                           -------------------------------------
                                           ANTHONY F. CIALI,
                                           Chief Executive Officer and President



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